Exhibit 10.3
THE GOODYEAR TIRE & RUBBER COMPANY
GRANT AGREEMENT
EXECUTIVE PERFORMANCE PLAN UNIT GRANT
Name
Title
     You have been awarded an Executive Performance Plan Unit Grant pursuant to the Executive Performance Plan of The Goodyear Tire & Rubber Company (the “Company”), adopted effective January 1, 2004, as amended (the “Plan”), as follows:

Date of Grant:

Number of Units Granted:	(to be divided by thirds (1/3) for each Performance Period)

20___ Performance Period:	1-1-___ through 12-31-___
20___ Performance Period:	1-1-___ through 12-31-___
20___ Performance Period:	1-1-___ through 12-31-___

20___ Unit Value	$0 to $___
20___ Unit Value	To be determined
20___ Unit Value	To be determined
     The value of the Executive Performance Plan Units specified above which you will earn at the end of the respective Performance Periods specified above will be determined and contingent upon the extent to which Performance Goals for the Performance Period are achieved. The Unit Value may be adjusted depending on the level of achievement of the Performance Goals. Payment of the Units will be made as provided under the General Terms and Conditions. The Performance Measures, Performance Goals and Unit Value schedule for the 20___ Performance Period for your Executive Performance Plan Unit Grant are described in Annex A. The Performance Measures, Performance Goals and Unit Value schedule for the subsequent Performance Periods will be determined by the Compensation Committee at a later date.
The Goodyear Tire & Rubber Company
Grant Agreement received and agreed to:

Name	Date

GRANT AGREEMENT
(Continued)
General Terms and Conditions
     1. The Executive Performance Plan Unit Grant for the number of Units specified above is granted to you under, and governed by the terms and conditions of, the Plan and this Grant Agreement. Your execution and return of the enclosed copy of this Grant Agreement constitutes your agreement to, and acceptance of, all terms and conditions of the Plan and this Grant Agreement. You also agree that you have read and understand the provisions of the Plan, this Grant Agreement and Annex A.
     2. All rights conferred upon you under the provisions of this Grant Agreement are personal to you and no assignee, transferee or other successor in interest shall acquire any rights or interests whatsoever under this Grant Agreement, which is made exclusively for the benefit of you and the Company, except by will or the laws of descent and distribution.
     3. The Number of Units Granted with respect to a Performance Period will be multiplied by the related Unit Value to determine the dollar amount of the Performance Award (the “Performance Award”) to be earned, subject to Section 4 of this Grant Agreement, after the end of that Performance Period and paid at such time or times as the Compensation Committee, in its sole discretion, shall determine. All Performance Awards will be paid in cash.
     4. As further consideration for the Units granted to you hereunder, except as otherwise provided in this Section 4 or in Section 5, you must remain in the continuous employ of the Company or one or more of its subsidiaries until December 31, 20___(the “Vesting Date”). The Number of Units Granted with respect to a Performance Period will be prorated in the event of your death or Retirement (defined as termination of employment at any age after 30 or more years, or at age 55 or older with at least 10 years, of continuous service with the Company and its subsidiaries) prior to completion of the Performance Period. Pro-rata units are calculated by dividing the number of months worked by the number of months in the Performance Period and multiplying the result by the Number of Units Granted with respect to the Performance Period. For purposes of the pro-rata unit calculation, if any portion of a month is worked, credit will be provided for the full month. The Performance Award will be determined by multiplying the prorated Number of Units Granted by the Unit Value for the Performance Period, earned after the end of the Performance Period and paid at such time or times as the Compensation Committee, in its sole discretion, shall determine. In the event of your death or Retirement on or prior to the Vesting Date but after completion of a Performance Period, you will receive the number of Units earned with respect to the completed Performance Period as determined by the Compensation Committee following the end of the Performance Period, which will be payable at such time or times as the Compensation Committee, in its sole discretion, shall determine. In the event that you incur a Severance (as defined in the Continuity Plan for Salaried Employees) on or prior to the Vesting Date but after completion of a Performance Period, the Units with respect to the completed Performance Period shall be deemed to have been fully earned in the amount determined by the Compensation Committee following the end of the Performance Period, and shall be paid within 30 days after your Severance. Nothing contained herein shall restrict the

GRANT AGREEMENT
(Continued)
right of the Company or any of its subsidiaries to terminate your employment at any time, with or without cause.
     5. In the event your employment status changes during the Performance Period due to layoff, leave of absence or termination of employment while receiving benefits for a period of not less than one year under a long-term disability income plan provided by a government or sponsored by the Company or one of its subsidiaries, the Number of Units Granted with respect to a Performance Period will be prorated. Pro-rata units are calculated by dividing the number of months worked by the number of months in the Performance Period and multiplying the result by the Number of Units Granted with respect to the Performance Period. For purposes of the pro-rata unit calculation, if any portion of a month is worked, credit will be provided for the full month. The Performance Award will be determined by multiplying the prorated Number of Units Granted by the Unit Value for the Performance Period, earned after the end of the Performance Period and paid at such time or times as the Compensation Committee, in its sole discretion, shall determine. In the event your employment status changes on or prior to the Vesting Date but after completion of a Performance Period due to layoff, leave of absence or termination of employment while receiving benefits for a period of not less than one year under a long-term disability income plan provided by a government or sponsored by the Company or one of its subsidiaries, you will receive the number of Units earned with respect to the completed Performance Period as determined by the Compensation Committee following the end of the Performance Period, which will be payable at such time or times as the Compensation Committee, in its sole discretion shall determine.
     6. You will be required to satisfy all federal, state and local tax and payroll withholding obligations arising in respect of any distribution of cash to you. Such withholding obligations will be deducted from your distribution.
     7. Upon proper election, you may elect to defer receipt of your Performance Award in which case such amount will be credited to an account under The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives.
     8. The Compensation Committee may, at its sole election, at any time and from time to time require that the payment of the entire or any portion of the Performance Award be deferred until such later date as it shall deem appropriate. Any required deferral amount will be credited to an account under The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives.
     9. Any notice to you under this Grant Agreement shall be sufficient if in writing and if delivered to you or mailed by registered mail directed to you at the address on record in the Executive Compensation Department. Any notice to the Company under this Grant Agreement shall be sufficient if in writing and if delivered to the Executive Compensation Department of the Company in Akron, Ohio, or mailed by registered mail directed to the Company for the attention of the Executive Compensation Department at 1144 East Market Street, Akron, Ohio 44316-0001. Either you or the Company may, by written notice, change the address.